Exhibit 10.1

AKAMAI TECHNOLOGIES, INC.'S
EXECUTIVE SEVERANCE PAY PLAN
AND SUMMARY PLAN DESCRIPTION

Effective July 18, 2006
As amended on May 9, 2008, December 16, 2008, April 19, 2011 and July 18, 2012

1.Establishment of the Plan. Akamai Technologies, Inc. (referred to herein collectively with its subsidiaries as “Akamai” or the “Company”) hereby establishes an unfunded “Executive Severance Pay Plan” (the “Plan”) which is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is in effect for Akamai executives who participate in the executive compensation program overseen by the Compensation Committee of the Board of Directors of Akamai Technologies, Inc. (the “Executives”), at the time that they are terminated.

2.Purpose. The Plan is for the purpose of assisting Executives of Akamai who are involuntarily terminated for reasons other than “cause” and to resolve fully and finally all potential issues arising out of their employment. This Plan supersedes the provisions of any other agreement(s) an Executive may have regarding payments to be made upon termination of employment, including but not limited to, the acceleration of stock options and/or any lump sum payment an Executive may receive in the event of termination following a Change in Control, as that term is defined in such agreement(s); provided, however, that this Plan shall not be deemed to terminate or replace, but shall be deemed to supplement, (a) provisions in restricted stock unit agreements entered into with Executives that relate to the effect of a termination of employment or (b) provisions in stock option agreements or the Company's Stock Incentive Plans that that provide for the automatic acceleration of vesting of options upon a Change in Control Event. This Plan is intended to operate and provide benefits in conjunction with the contractual Change in Control benefits for Executives that have been approved by the Company's Board of Directors or Compensation Committee.

3.Definition of Termination for Cause. For the purposes of this Plan, “Cause” is defined as (i) any act or omission by an Executive that has a significant adverse effect on Akamai's business or on the Executive's ability to perform services for Akamai, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (ii) refusal or failure to perform assigned duties, serious misconduct, or excessive absenteeism, or (iii) refusal or failure to comply with Akamai's Code of Business Ethics. Whether an Executive has been terminated for “cause” shall be determined in the sole discretion of the Plan Administrator after consultation with appropriate members of Akamai's management.

4.Eligibility. Eligibility to participate in the Plan, which is to be determined in the sole discretion of the Plan Administrator, is limited to regular full‑time Executives who are involuntarily terminated by Akamai or any of its subsidiaries on or after July 18, 2012 and who have signed a separation agreement acceptable to and provided by the Company that contains, among other provisions, a full release of claims and, where permitted by applicable law, an agreement not to compete with the Company for one year following such termination, in such forms and within such times as may be reasonably determined by the Company.

The following are NOT eligible for severance pay under this Plan:

(a)    an Executive who resigns voluntarily, including but not limited to an Executive who is offered an employment opportunity with any purchaser or other successor of Akamai, its business operations or any part thereof (regardless of whether or not such employment opportunity is accepted);

(b)    an Executive who fails to continue in the employ of Akamai, satisfactorily performing his or her assigned duties, until the date actually set for his or her involuntary termination;

(c)    an Executive who does not sign and return a separation agreement acceptable to and provided by the

Company that contains, among other things, a release (the “Release”) in accordance with Section 5 below;

(d)    an Executive who fails to return all of Akamai's property in his or her possession or under his or her control, including, but not limited to, intellectual property and other confidential information;

(e)    an Executive who, despite Akamai's request, fails to execute any documents evidencing Akamai's interest in and to any intellectual property;

(f)     an Executive who is not employed on the United States payroll of the Company or any of its subsidiaries whose termination benefits are determined by local law or an employment contract;

(g)     the Chief Executive Officer;

(h)    the President;

(i)    an Executive who becomes totally disabled or dies prior to the date set for his or her involuntary termination by Akamai;

(j)    an Executive who is terminated for “Cause”; and

(k)    an Executive who, pursuant to a change in control agreement with the Company, receives severance pay and/or benefits upon a Change in Control Event, as that term is defined in Section 9(c)(1)(b) of the Akamai Technologies, Inc. 2009 Stock Incentive Plan.

5.Severance Pay and Benefits. Any Executive terminated for any reason other than “Cause” as defined above shall be entitled to the following severance pay benefits, all of which shall be paid less applicable withholdings for taxes and other deductions required by law:

(a)A lump sum payment equal to one year of the Executive's then-current base salary.

(b)A lump sum payment equal to the annual incentive bonus at target that would have been payable to the Executive under the Company's then-current Executive Bonus Plan, if any, in the year of the Executive's termination had both the Company and the Executive achieved the target bonus objectives set forth in such Executive's Bonus Plan during such year.

(c)Reimbursement for up to 12 months of the amount paid by the Executive for continued health and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). In order to receive this benefit, the Executive must timely elect COBRA continuation coverage in accordance with the Company's usual COBRA procedures.

All payments and benefits under this Section 5 are conditioned upon the Executive's satisfaction of all eligibility requirements under this Plan, including but not limited to, the execution of a separation agreement acceptable to and provided by the Company that contains, among other provisions, a full release of claims and, where permitted by applicable law, an agreement not to compete with the Company for one year following the Executive's termination. The payments and benefits described in Sections 5(a) and 5(b) shall be provided within sixty (60) days after the Executive's termination of employment, provided the Executive has executed the separation agreement described herein and such agreement has become enforceable; provided that if such the last day of such sixty day period occurs in the calendar year after the calendar year of termination, the payments and benefits shall be made no earlier than January 1 of such subsequent calendar year

6.     Section 409A. The payments under this Plan shall be subject to Appendix A.

7.    Funding. All cash payments under the Plan shall be funded solely from Akamai's general assets.

8.    Duration of Plan. The initial term of the Plan shall commence effective July 18, 2006 through December 31, 2006 and shall automatically renew for successive one year periods unless otherwise terminated by the Company. The Plan may be amended or terminated at Akamai's discretion without prior notice at any time.

9.    Plan Administration. The general administration of the Plan herein set forth and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall be the “Administrator” within the meaning of section 3(16) of ERISA and shall have all the responsibilities and duties contained therein. Akamai is the Plan Administrator of the Plan. The Board of Directors of Akamai may delegate to an Administrative Committee, such as the Compensation Committee, the day-to-day operation and administration of the Plan.

    The Plan Administrator shall discharge its duties with respect to the Plan solely in the interest of the participants and their beneficiaries, with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like objectives. However, the inclusion of this language in the Plan is for the sole purpose of informing the Plan Administrator of the applicable standard of care under ERISA. It is not intended that this provision impose any additional duties, responsibilities, or liabilities than would otherwise apply under ERISA.

The Plan Administrator shall have such powers as are necessary to discharge its duties, including, but not limited to, interpretation and construction of the Plan, sole discretion to determine all questions of eligibility, participation and benefits and all other related or incidental matters. The Plan Administrator shall decide all such questions in accordance with the terms of the controlling legal documents and applic-able law, and its decision will be binding on Akamai, the participant, the participant's spouse or other dependent or beneficiary and all other interested parties.

The Plan Administrator may adopt rules and procedures of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator may require each participant to submit, in such form as it shall deem reasonable and accept-able, proof of any information which the Plan Administrator finds necessary or desirable for the proper administration of the Plan.

The Plan Administrator shall main-tain such records as are necessary to carry out the provisions of the Plan. The Plan Administrator shall also make all disclosures which are required by ERISA and any subsequent amendments thereto.

10.    Questions and Claims Procedure. Any questions concerning eligibility to participate in the Plan and the payment of any severance pay or benefits hereunder should be directed to the Administrative Committee. The Plan will comply with the Claims Procedure set forth in ERISA regulations at Title 29 C.F.R. § 2560.503‑1.

10.1.	Claim for Benefits.

(a)    Any person claiming benefits under the Plan (“Claimant”) may be required to submit an application therefor, together with such other documents and information as the Administrative Committee may require (“Application”).

(b)    Within ninety (90) days following receipt of the Application, the Administrative Committee's authorized delegate will review the claim and furnish the Claimant with written notice of the decision rendered with respect to the Application.

(c)    Should special circumstances require an extension of time for processing the claim, written notice of the extension will be furnished to the Claimant prior to the expiration of the initial ninety (90) day period.

(i)	The notice will indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.

(ii)	In no event will the period of the extension exceed ninety (90) days from the end of the initial (90) day period.

10.2     Content of Denial. In the case of a denial of the Claimant's Application, the written notice will set forth:

(a)    The specific reasons for the denial;

(b)    References to the Plan provisions upon which the denial is based;

(c)    A description of any additional information or material necessary for perfection of the Application (together with an explanation of why the material or information is necessary); and

(d)    An explanation of the Plan's claim review procedure.

10.3    Appeals. In order to appeal the decision rendered with respect to his or her Application or with respect to the amount of his or her benefit, the Claimant must follow the procedures set forth in this Section 10.3.

(a)	The appeal must be made in writing:

(i)	If the claim was expressly rejected, within sixty-five (65) days after the date of notice of the decision with respect to the Application; or

(ii)	If the claim was neither approved nor denied within the applicable period provided in Section 10.1 above, within sixty-five (65) days after the expiration of that period.

(b)If the Claimant does not file the appeal within this time period (or request in writing an extension from the Administrative Committee), the Claimant will be precluded from appealing the decision at a later time.

(c)The Claimant may request that his or her Application be given a full and fair review by the Administrative Committee. The Claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal.

(d)The decision of the Administrative Committee will be made promptly, and not later than sixty (60) days after the Administrative Committee's receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review.

(e)The decision on review will be in writing and will include specific reasons for the decision, written in a manner designed to be understood by the Claimant, with specific references to the pertinent Plan provisions upon which the decision is based.

11.    Tax and Other Withholdings. Akamai may withhold from any payment under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as Akamai may reasonably estimate is necessary to cover any taxes for which Akamai may be liable and which may be assessed with regard to such payment. Akamai may also withhold sums to cover an Executive's share of any applicable group health insurance premiums. Akamai may also withhold sums owed to Akamai by an Executive which have not been repaid in full before the time for payment of any benefits due under this Plan.

12.    Agent for Service of Legal Process. Legal process with respect to claims under the Plan may be served on the Plan Administrator at Akamai's corporate headquarters.

13.    Expenses. All costs and expenses incurred in administering the Plan, including the expenses of the Plan Administrator, shall be borne by Akamai.

14.    Plan Not an Employment Contract. The Plan is not a contract between Akamai and any Executive, nor is it a condition of employment of any Executive. Nothing contained in the Plan gives, or is intended to give, any Executive the right to be retained in the service of Akamai, or to interfere with the right of Akamai to discharge or terminate the employment of any Executive at any time and for any reason. Except as provided in paragraph 2 above, no Executive shall have the right or claim to benefits beyond those expressly provided in this Plan. All rights and claims are limited as set forth in the Plan.

15.    Indemnification. To the extent permitted by law, the Plan Administrator and all Executives, agents and representatives of the Plan Administrator shall be indemnified by Akamai and saved harmless against any claim and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct. However, Akamai will have the right to select counsel and to control the prosecution or defense of any lawsuit. Additionally, Akamai will not be required to indemnify any person for any amount incurred through any settlement unless Akamai consents to the settlement.

16.    Separability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

17.    Non-Assignability. No right or interest of any participant in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy, provided, however, that this provision shall not be applicable in the case of obligations of a participant to Akamai.

18.    Amendment or Termination. Akamai reserves the right, through its Board of Directors, to amend, modify or terminate this Plan at any time.

19.    Integration with Other Pay or Benefits Requirements. The pay and benefits provided for in the Plan are the maximum benefits that Akamai will pay. To the extent that any federal, state or local law, including, without limitation, so‑called “plant closing” laws, requires Akamai to make a payment of any kind to an Executive because of that Executive's involuntary termination due to a Layoff, Reduction in Force, Plant or Facility Closing, Sale of Business, or similar event, the benefits provided under this Plan shall be reduced in an amount equal to any such payment(s). Akamai intends for the benefits provided under this Plan to satisfy any and all statu-tory obligations which may arise out of an Executive's involuntary termination for the foregoing reasons and the Plan Administrator shall so construe and implement the terms of the Plan.

20.    Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts to the extent not pre-empted by federal law.

21.    Gender and Number. Except where otherwise indicated by the context, any masculine gender used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

22.    Statement of ERISA Rights. Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

(a)     Examine, without charge, at the Plan Administrator's office all Plan documents, including insurance contracts, collective bargaining agreements, and copies of all documents filed by the Plan with the United

States Department of Labor and Internal Revenue Service, such as annual reports and plan descriptions.

(b)    Obtain copies of all Plan documents and other plan information upon written request to the Plan Administrator.

The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiducia-ries” of the Plan, have a duty to do so prudently and in the interest of all Plan participants and beneficiaries. No one, including Akamai or any other person, may fire a participant or otherwise discriminate against the participant in any way for the purpose of preventing the participant from obtaining a benefit or exercising his or her rights under ERISA. If a participant's claim for a benefit is denied in whole or in part, the participant must receive a written explanation of the reason for the denial. The participant has the right to have the Plan Administrator review and reconsider the claim. Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if the participant requests materials from the Plan Administrator and does not receive them within 30 days, the participant may file suit in a federal court. In such a case, the court may require the Plan Adminis-trator to provide the materials and pay the participant up to $100 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a participant has a claim for benefits which is denied or ignored, in whole or in part, the participant may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if a participant is discriminated against for asserting his or her rights, the participant may seek assistance from the United States Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person whom the participant sued to pay these costs and fees. If the participant loses, the court may order the partici-pant to pay these costs and fees, if, for example, it finds the claim is frivolous. If the participant has any questions about this Plan, the participant should contact the Plan Administrator. If a participant has any questions about this statement or about his or her rights under ERISA, the participant should contact the nearest Area Office of Pension and Welfare Benefits, United States Department of Labor.

APPENDIX A

PAYMENTS SUBJECT TO SECTION 409A

1.    Subject to this Appendix A, payments or benefits under this Agreement shall begin only upon the date of the Executive's “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive's employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to an Executive under this Agreement, as applicable:

A.    It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

B.    If, as of the date of the Executive's “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement.

C.    If, as of the date of Executive's “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)     Each installment of the payments and benefits due under this Agreement that, in accordance with the dates and terms set forth therein, will in all circumstances, regardless of when the separation from service occurs, be paid within the period of time permitted under Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short-term deferral within the meaning of such Section to the maximum extent possible; and

(ii)    Each installment of the payments and benefits due under this Agreement that is not described in this Appendix A, 1.C.i. above and that would, absent this subsection, be paid within the six-month period following the Executive's “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive's death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive's separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement (or other applicable agreement); provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive's second taxable year following his taxable year in which the separation from service occurs.

(iii)    The determination of whether and when the Executive's separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Appendix A, 1.C.iii., “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

2.    All reimbursements and in-kind benefits provided this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

3.    Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

MISCELLANEOUS INFORMATION

1.	PLAN NAME: Akamai Technologies, Inc.'s Executive Severance Pay Plan

2.    EMPLOYER:            Akamai Technologies, Inc.
(PLAN SPONSOR)

ADDRESS:            8 Cambridge Center
Cambridge, MA 02142

TELEPHONE:            617-444-3000

3.    EMPLOYER ID NUMBER:    04-3432319

4.    PLAN NUMBER:        2006.5

5.    PLAN ADMINISTRATOR:    Akamai Technologies, Inc.
Executive Severance Pay Plan
8 Cambridge Center
Cambridge, MA 02142